Exhibit 5.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Canadian National Railway Company

We consent to the use of our audit report dated February 12, 2007 on the consolidated balance sheets of Canadian National Railway Company (the “Company”) as at December 31, 2006 and 2005, and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006 incorporated by reference  in the registration statement on Form F-9 dated November 29, 2007 of the Company (the “Registration Statement”) relating to the issue of US $ 2,500,000,000 Debt Securities.

We also consent to the reference to our firm under the caption “INDEPENDENT AUDITORS” in the final short form base shelf prospectus, which is part of the Registration Statement.

Chartered Accountants

/s/ KPMG LLP
Montreal, Canada
November 29, 2007